Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	March 26, 2007
NATIONAL INDIAN GAMING COMMISSION APPROVES EXTENSION OF BUTLER NATIONAL - STABLES CASINO MANAGEMENT AGREEMENT

Olathe, Kansas March 26, 2007 - Butler National Corporation (OTC Bulletin Board "BUKS") a recognized provider of professional management services in the gaming industry, announces the National Indian Gaming Commission (NIGC) has approved a third, five-year term of management agreement between the Miami and Modoc Tribes of Oklahoma and Butler National Service Corporation for the Stables Casino, located in Miami, Oklahoma. The extension retains Butler National as manager of The Stables into 2013. The Stables opened for business in September 1998.

The Indian Gaming Regulatory Act and the regulations of the NIGC require the NIGC Chairman to approve changes to management contracts for all gaming operations on Indian lands.

The Stables is a Class III gaming establishment, jointly owned by the Miami Tribe and the Modoc Tribe. The Stables features Class III games permitted under the Compact with the State of Oklahoma and Class II games permitted under the Indian Gaming Regulatory Act. The Class III games include Las Vegas-style electronic games and slots and numerous table games. The Stables also features Off-Track-Betting on horse racing ("OTB''). The Stables draws many of its customers from the local communities in Arkansas, Kansas, Missouri and Oklahoma, tourists traveling Interstate 44, as well as many tourists attending the Branson, Missouri attractions.

Clark Stewart, President and Chief Executive Officer of Butler National Corporation said, "We are pleased and very proud to receive this contract extension. We have a great working relationship with the tribes and the NIGC. In 2006, the growth of Indian gaming continued at a strong and steady pace of 16%. Northeast Oklahoma has become a tourist destination with the help of Indian gaming. Indian gaming continues to make significant contributions to the local community and the Oklahoma economy in terms of output, jobs and wages. The past eight years have been, and we fully expect will continue to be, a successful and profitable relationship for the Miami Tribe, Modoc Tribe and Butler. We look forward to the challenges and growth opportunities that lie ahead with Indian Gaming in Oklahoma and Kansas."

Our Business:

About Butler National Corporation
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward- looking statements contained herein. These Risk Factors are also listed in Part I Item 1A of the company's Annual Report on Form 10-K.

FOR MORE INFORMATION CONTACT:
Craig Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations
Creative Options Communications
jim@jdcreativeoptions.com

Phone (214) 663-5833 Fax (913) 780-5088 Phone (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-